UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)     November 10, 2004

BALLY TOTAL FITNESS HOLDING CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-27478	36-3228107

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8700 West Bryn Mawr Avenue, Chicago, Illinois	60631

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code     (773) 380-3000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

BALLY TOTAL FITNESS HOLDING CORPORATION
FORM 8-K
Current Report

Item 4.02	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review

           On November 15, 2004, Bally announced that its Audit Committee had concluded, as a result of its previously disclosed investigation, that Bally’s financial statements for the years ended December 31, 2000 through December 31, 2003 and the first quarter of 2004 should be restated. Accordingly, such financial statements and other communications relating to such periods should not be relied upon. As a result, the Audit Committee intends to engage KPMG LLP, the Company’s new auditor, to re-audit the Company’s financial statements for the years ended December 31, 2002 and 2003 previously audited by Ernst & Young LLP.

           Based on the results of the investigation and after consultation with accounting experts that it retained and with Bally’s new auditors, Bally’s Audit Committee determined on November 10, 2004 that, following the promulgation of Staff Accounting Bulletin No. 101, beginning in fiscal year 2000 Bally should have changed its recognition of membership initiation fees. Prior to 2003, the Company deferred and recognized financed membership initiation fees over the average membership life, which it approximated to be 22 months. The Audit Committee determined that, following the effective date of Staff Accounting Bulletin No. 101, Bally should have recognized revenue for all membership fees over the longer of the contractual life or the period over which service was provided. The Audit Committee also determined the need to revise its method of accounting for these revenues in 2003 and the first quarter of 2004 to defer recognition under the modified cash method to periods beyond the initial contract period for certain of its members. These changes would have delayed revenue recognition. The restatement will not affect reported cash flows, but will result in a cumulative, non-cash charge as of January 1, 2000, the amount of which has not yet been determined, but will include the amount previously reported as a cumulative effect adjustment when Bally converted to a modified cash basis of accounting effective January 1, 2003.

           The Audit Committee further determined that, prior to the second quarter of 2003, Bally’s recognition of revenue associated with recoveries of unpaid dues on inactive member contracts was in error. The Audit Committee also determined that Bally’s allowance for doubtful accounts was inadequate for years prior to 2003. Because Bally intends to restate its financial statements using the modified cash method of revenue recognition, no separate restatement will be required to address these two matters.

           Additionally, Bally expects to restate prior periods to record a liability related to the repayment obligations on membership contracts as described above. This liability, which has not been reflected in Bally’s financial statements since 1995, will amount to approximately $22 million when due in 2015 or later and had a present value of approximately $6 million as of September 30, 2004. The effect on prior income statements is the addition of non-cash annual interest charges of between $325,000 and $700,000 in each of the years 1996 through 2003. As also described above, Bally intends to change the balance sheet presentation of its installment contract receivables, which would also change an equal amount of deferred revenue, so as not to report these amounts on its balance sheet.

           As a result, Bally announced that it will delay the issuance of its financial statements until after completion of the multi-year audits, which are expected to be completed by July 2005. In the interim, Bally will continue to provide quarterly updates on its business operations through the release of selected unaudited operating and cash flow data.

The Audit Committee and the Company have discussed the matters disclosed in the press release with KPMG LLP and Ernst & Young LLP.

The press release is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits

c. Exhibits

99.1	Press release dated November 15, 2004 announcing decision to restate financial statements.

           Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

BALLY TOTAL FITNESS HOLDING CORPORATION

Registrant

Dated: November 16, 2004	/s/ William G. Fanelli

William G. Fanelli
Senior Vice President, Acting Chief Financial Officer